Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2012 Results and Increases Quarterly Dividend; Assets Under Management Increase 21% Year-over-year to Record $14.1 Billion; Mutual Fund Assets Increase 46% Year-over-year to Record $1.6 Billion

DALLAS--(BUSINESS WIRE)--October 18, 2012--Westwood Holdings Group, Inc. (NYSE: WHG) today reported third quarter 2012 revenues of $18.9 million, net income of $2.5 million and earnings per diluted share of $0.34. This compares to revenues of $16.0 million, net income of $3.3 million and earnings per diluted share of $0.46 in the third quarter 2011. Economic Earnings were $5.6 million compared to $5.9 million for the third quarter 2011. Economic Earnings per share (“Economic EPS”) were $0.76 per diluted share compared to $0.81 per diluted share for the third quarter 2011. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Third quarter 2012 results reflect the start-up phase of Westwood International Advisors Inc., our new Toronto-based subsidiary launched in the second quarter 2012 to manage Emerging Markets and Global Equities strategies. Westwood International now has eleven full-time employees and began managing assets for external clients during the third quarter. This launch timing meant that third quarter 2012 results reflected significant costs with little offsetting revenue thus far. As of September 30, 2012, Westwood International had total assets under management of $740 million, comprised of $486 million of external client assets and $254 million in Westwood Trust common trust fund assets.

Assets under management were $14.1 billion as of September 30, 2012, an increase of 21% compared to $11.7 billion as of September 30, 2011 primarily due to market appreciation and inflows from new and existing clients, partially offset by asset outflows from certain clients. Mutual fund assets totaled $1.6 billion as of September 30, 2012, an increase of 46% compared to $1.1 billion as of September 30, 2011.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.40 per common share, an 8% increase from the previous quarterly dividend of $0.37 per share, payable on December 14, 2012 to stockholders of record on December 3, 2012.

Brian Casey, Westwood’s President & CEO, commented, “We are pleased to report assets under management of $14.1 billion, a record high, due to improved equity markets and to positive net cash flows driven by continued inflows to our Westwood Income Opportunity mutual fund and by strong demand for our new Emerging Markets strategy. Westwood mutual funds also achieved record quarter-end assets, aggregating $1.6 billion. Our new Canadian subsidiary, Westwood International Advisors, made great progress by building out the team to eleven talented professionals, beginning to manage its first institutional accounts and entering into a very promising relationship with National Bank of Canada to manage several mutual funds for Canadian investors. Many of our employees, in Canada as well as here in the U.S., have worked extremely hard to integrate these new operations, which represent attractive new investment strategies for our clients and significant growth opportunities for Westwood.”

For the nine months ended September 30, 2012, Westwood reported revenues of $56.9 million, net income of $8.5 million and earnings per diluted share of $1.16, compared to revenues of $51.9 million, net income of $10.6 million and earnings per diluted share of $1.47 for the same 2011 period. Economic Earnings for the nine months ended September 30, 2012 were $16.6 million compared to $18.7 million for the same period in 2011, while Economic EPS for the nine months ended September 30, 2012 were $2.28 per diluted share compared to $2.59 per diluted share for the same period in 2011.

Total expenses for the quarter were $14.6 million compared with $10.8 million for the third quarter of 2011. Economic Expenses were $11.6 million and $8.2 million for the current and prior year quarters, respectively. (Economic Expenses represents a non-GAAP performance measure and is explained and reconciled with the most comparable GAAP number in the attached tables.)

Westwood will host a conference call to discuss third quarter 2012 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (outside the U.S. & Canada). The conference call can also be accessed via the Investor Relations page at westwoodgroup.com and will be available for replay through October 25, 2012 by dialing 888-284-7564 (dial 904-596-3174 outside the U.S. & Canada) and entering passcode 2735921.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global and Emerging Markets equities as well as income-oriented portfolios. Access to these strategies is available through separate accounts, commingled funds and the Westwood FundsTM family of mutual funds. Westwood has significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Omaha and Toronto.

For more information on Westwood, please visit our website at www.westwoodgroup.com.

For more information on the Westwood FundsTM, please visit www.westwoodfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or otherwise.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
REVENUES:
Advisory fees
Asset-based	$14,485	$13,376	$42,677	$41,034
Performance-based	69	-	1,251	991
Trust fees	3,715	3,468	10,943	10,297
Other revenues, net	672	(796)	2,000	(406)
Total revenues	18,941	16,048	56,871	51,916

EXPENSES:
Employee compensation and benefits	11,397	8,295	32,196	27,084
Sales and marketing	350	221	823	666
Westwood mutual funds	292	34	776	523
Information technology	649	503	1,874	1,503
Professional services	739	710	3,681	2,438
General and administrative	1,183	988	3,354	2,870
Total expenses	14,610	10,751	42,704	35,084
Income before income taxes	4,331	5,297	14,167	16,832
Provision for income taxes	1,827	2,014	5,680	6,263
Net income	2,504	3,283	8,487	10,569
Other comprehensive income:
Unrealized gain (loss) on investment securities, net of income taxes of $0, $5, $(714), and $386, respectively	-	10	(1,309)	717
Foreign currency translation gain	78	-	60	-
Total comprehensive income	$2,582	$3,293	$7,238	$11,286

Earnings per share:
Basic	$0.35	$0.47	$1.19	$1.51
Diluted	$0.34	$0.46	$1.16	$1.47

Dividends declared per share	$0.37	$0.35	$1.11	$1.05

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of September 30, 2012 and December 31, 2011 (in thousands, except par value and share amounts)

	September 30, 2012 (unaudited)	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$6,777	$5,264
Accounts receivable	8,209	7,707
Investments, at fair value	52,913	54,868
Deferred income taxes	2,505	3,142
Prepaid income taxes	1,669	-
Other current assets	2,190	1,501
Total current assets	74,263	72,482
Goodwill	11,255	11,255
Intangible assets, net	4,255	4,621
Property and equipment, net of accumulated depreciation of $1,763 and $1,647	2,170	2,239
Total assets	$91,943	$90,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,781	$1,674
Dividends payable	3,702	3,074
Compensation and benefits payable	10,710	12,677
Income taxes payable	-	85
Other current liabilities	13	13
Total current liabilities	16,206	17,523
Deferred income taxes	549	969
Deferred rent	1,266	1,348
Total long-term liabilities	1,815	2,317
Total liabilities	18,021	19,840
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,522,398 and outstanding 8,026,845 shares at September 30, 2012; issued 8,105,018 and outstanding 7,707,189 shares at December 31, 2011	85	81
Additional paid-in capital	85,584	76,969
Treasury stock, at cost – 495,553 shares at September 30, 2012; 397,829 shares at December 31, 2011	(18,502)	(14,706)
Accumulated other comprehensive income, net of deferred taxes	691	1,940
Retained earnings	6,064	6,473
Total stockholders’ equity	73,922	70,757
Total liabilities and stockholders’ equity	$91,943	$90,597

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the nine months ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,487	$10,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	257	184
Amortization of intangible assets	366	374
Fair value adjustment of liabilities	(96)	(126)
(Gain) on sale of available for sale investment	(803)	-
Unrealized (gains) and losses on trading investments	(164)	682
Restricted stock amortization	7,635	7,601
Loss on disposal of property	1	-
Deferred income taxes	931	1,147
Excess tax benefits from stock-based compensation	(676)	(692)
Net purchases of investments – trading securities	96	(5,109)
Change in operating assets and liabilities:
Accounts receivable	(495)	(649)
Other current assets	(684)	(168)
Accounts payable and accrued liabilities	(2,691)	170
Compensation and benefits payable	(1,996)	704
Income taxes payable and prepaid income taxes	(961)	(706)
Other liabilities	(69)	335
Net cash provided by operating activities	9,138	14,316

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of available for sale investment	950	-
Purchase of property and equipment	(238)	(1,092)
Net cash provided by (used in) investing activities	712	(1,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(3,796)	(5,858)
Excess tax benefits from stock-based compensation	676	692
Cash dividends	(5,475)	(5,295)
Proceeds from exercise of stock options	210	65
Net cash used in financing activities	(8,385)	(10,396)

EFFECT OF CURRENCY RATE CHANGES ON CASH	48	-

NET INCREASE IN CASH	1,513	2,828
Cash and cash equivalents, beginning of period	5,264	1,744
Cash and cash equivalents, end of period	$6,777	$4,572

Supplemental cash flow information:
Cash paid during the period for income taxes	$5,708	$5,877

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses (in thousands, except per share data and share amounts) (unaudited)

	Three Months Ended September 30,		%
	2012	2011	Change
Net Income	$2,504	$3,283	(24)%
Add: Restricted stock expense	2,886	2,409	20
Add: Intangible amortization	122	125	(2)
Add: Tax benefit from goodwill amortization	47	47	-
Economic earnings	$5,559	$5,864	(5)

Diluted weighted average shares	7,323,245	7,216,138	1
Economic earnings per share	$0.76	$0.81	(6)

Total expenses	$14,610	$10,751	36
Less: Restricted stock expense	(2,886)	(2,409)	20
Less: Intangible amortization	(122)	(125)	(2)
Economic expenses	$11,602	$8,217	41%

	Nine Months Ended September 30,		%
	2012	2011	Change
Net Income	$8,487	$10,569	(20)%
Add: Restricted stock expense	7,635	7,601	-
Add: Intangible amortization	366	374	(2)
Add: Tax benefit from goodwill amortization	142	142	-
Economic earnings	$16,630	$18,686	(11)

Diluted weighted average shares	7,301,014	7,204,335	1
Economic earnings per share	$2.28	$2.59	(12)

Total expenses	$42,704	$35,084	22
Less: Restricted stock expense	(7,635)	(7,601)	-
Less: Intangible amortization	(366)	(374)	(2)
Economic expenses	$34,703	$27,109	28%

As supplemental information, we provide non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900